Exhibit 2.1
SECOND AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS SECOND AMENDMENT to the Membership Interest Purchase Agreement dated as of March 8, 2009, as amended by the First Amendment to Membership Interest Purchase Agreement dated as of April 6, 2009 (collectively, the “Purchase Agreement”), by and between Rio Tinto Sage LLC, a Delaware limited liability company (“Seller”), and Arch Coal, Inc., a Delaware corporation (“Buyer”), is made and entered into between Seller and Buyer (each a “Party” and collectively, the “Parties”), as of this 30th day of September, 2009 (the “Second Amendment”).
RECITALS
     A. Seller and Buyer entered into the Purchase Agreement in order to sell and transfer the equity interests of Jacobs Ranch to Buyer.
     B. Seller currently directly owns one hundred percent (100%) of the membership interests of Jacobs Ranch.
     C. In order to consummate the Acquisition, Seller has determined that it is in its best interest to revise the ownership structure of Jacobs Ranch through (a) the formation of Jacobs Ranch Holdings I, a Delaware limited liability company qualified to do business in Wyoming and a direct, wholly-owned subsidiary of Seller (“Jacobs Ranch Holdings I”); (b) the formation of Jacobs Ranch Holdings II, a Delaware limited liability company qualified to do business in Wyoming, a direct, wholly-owned subsidiary of Jacobs Ranch Holdings I and an indirect subsidiary of Seller (“Jacobs Ranch Holdings II”); and (c) the transfer of all of the membership interests of Jacobs Ranch from Seller to Jacobs Ranch Holdings II (the “Restructure”). Upon completion of the Restructure, (a) Seller will own one hundred percent (100%) of the membership interests in Jacobs Ranch Holdings I, (b) Jacobs Ranch Holdings I will own one hundred percent of the membership interests of Jacobs Ranch Holdings II, and (c) Jacobs Ranch Holdings II will own 100% of the membership interests of Jacobs Ranch.
     D. As a result of the Restructure, the State of Wyoming Department of Environmental Quality, Land Quality Division, has determined that no further Required Approvals are necessary for (a) Permit to Mine, Permit 271; and (b) License to Mine, License numbers 271-T1-L1, 271-L2, and 271-L3, in respect of the transfer of the membership interests in Jacobs Ranch Holdings I by Seller to Buyer.
     E. The Parties have determined that certain covenants may be impossible or impractical to complete prior to the Closing Date.
     F. Section 9.8 of the Purchase Agreement provides that the Purchase Agreement may be amended in a writing signed by Buyer and Seller.
     G. The Parties desire to further amend the Purchase Agreement as set forth in this Second Amendment.

AMENDMENT
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties agree to amend the Purchase Agreement as follows:
     1. Amendments.
          a. Recital A of the Purchase Agreement hereby is deleted in its entirety and replaced with the following:
     “A. Seller owns one hundred percent (100%) of the outstanding membership interests of Jacobs Ranch Holdings I LLC, a Delaware limited liability company (“Jacobs Ranch Holdings I”). Jacobs Ranch Holdings I owns one hundred percent (100%) of the outstanding membership interests of Jacobs Ranch Holdings II LLC, a Delaware limited liability company (“Jacobs Ranch Holdings II”). Jacobs Ranch Holdings II owns one hundred percent (100%) of the outstanding membership interests of Jacobs Ranch Coal LLC, a Delaware limited liability company (“Jacobs Ranch”). Seller, though its indirect ownership of Jacobs Ranch, owns and operates the Mine and, through its indirect ownership of one hundred percent (100%) of the outstanding membership interests in Jacobs Land & Livestock LLC, a Delaware limited liability company (the “Subsidiary”), owns or controls certain Mineral and/or Real Properties (collectively, the “Business”).”
          b. Section 1.1(d) of the Purchase Agreement hereby is deleted in its entirety and replaced with the following:
     “”Arch Coal Supply Agreements” means the agreements in substantially the forms attached to this Agreement as Exhibit A-1 and Exhibit A-2.
          c. Section 1.1(oo) of the Purchase Agreement hereby is deleted in its entirety and replaced with the following:
     “”Equity Interests” means the membership interests of Jacobs Ranch Holdings I held by Seller.”
          d. Section 1.1(nnnnn) of the Purchase Agreement hereby is amended by deleting the phrase “Section 2.6(g)” and replacing it with “Section 2.6(f)”.
          e. Section 2.2 of the Purchase Agreement hereby is amended by deleting the phrase “11:59:59 p.m.” and replacing it with “12:00:01 a.m.”.
          f. The phrase “ending after the Closing Date” is hereby deleted from the second and third lines of Section 3.10(k) of the Purchase Agreement and is hereby replaced with “ending after September 30, 2009.”

          g. The phrase “on or prior to the Closing Date” is hereby deleted from the fourth, fifth and sixth lines of Section 3.10(k) of the Purchase Agreement, the fifth line of Section 3.12(e) of the Purchase Agreement, the second line of Section 5.14(a) of the Purchase Agreement, the fourteenth line of Section 5.14(e) of the Purchase Agreement, the third line of Section 5.14(f) of the Purchase Agreement, the sixth line of Section 5.14(g) of the Purchase Agreement and is hereby replaced with “prior to the Closing Date.”
          h. The phrase “on the Closing Date” is hereby deleted from Section 5.8(b) of the Purchase Agreement, the fifth line of Section 5.14(a) of the Purchase Agreement and is hereby replaced with “immediately prior to the Closing Date.”
          i. The phrase “on the Closing Date” is hereby deleted from the fifth line of Section 5.14(a) of the Purchase Agreement and is hereby replaced with “on September 30, 2009.”
          j. The phrase “up to and including the Closing Date” in the thirteenth line of Section 5.14(a) of the Purchase Agreement is hereby deleted, and is hereby replaced with “up to the Closing Date.”
          k. All references to the phrase “the Closing Date” in Section 5.14(c) and Section 5.14(d) of the Purchase Agreement are hereby deleted and are hereby replaced with “September 30, 2009.”
          l. The phrase “after the Closing Date” in the seventh line of Section 5.8(c) of the Purchase Agreement, the second line of Section 5.14(a) of the Purchase Agreement, the second line of Section 5.14(g) of the Purchase Agreement and the first line of Section 8.2(c) is hereby deleted and is hereby replaced with “on or after the Closing Date.”
          m. The phrase “on or before the Closing Date” is hereby deleted from the third and fourth lines of Section 3.12(e) of the Purchase Agreement, the first line of Section 5.8(d) of the Purchase Agreement, and is hereby replaced with “prior to the Closing Date.”
          n. The phrase “as of the Closing Date” is hereby deleted from Section 1.1(o) of the Purchase Agreement, the second line of Section 5.8(a) of the Purchase Agreement, the third, sixth and eighth lines of Section 5.8(d) and Section 5.8(e) of the Purchase Agreement and is hereby replaced with “as of September 30, 2009.”
          o. The word “Date” in the title of Section 8.7 is hereby deleted.
          p. Section 2.6(f) of the Purchase Agreement hereby is deleted in its entirety and replaced with the following:
     “(f) the Arch Coal Supply Agreements, executed by Rio Tinto Energy America Inc., a Delaware corporation (“RTEA”) or an Affiliate of RTEA, as applicable;”

          q. Section 2.6(g) of the Purchase Agreement hereby is deleted in its entirety and replaced with the following:
     “(g) the Tire Allocation Assignment, executed by Rio Tinto Energy America Services Company, a Delaware corporation;”
          r. Section 3.1(c) of the Purchase Agreement hereby is amended by deleting the phrase “, as of the Effective Date,” beginning in the first line thereof.
          s. Section 3.2(a) of the Purchase Agreement hereby is deleted in its entirety and replaced with the following:
     “(a) Jacobs Ranch Holdings I is a limited liability company formed under the laws the State of Delaware on June 17, 2009. Jacobs Ranch Holdings II is a limited liability company formed under the laws of the State of Delaware on June 17, 2009. The Equity Interests, and the membership interests of Jacob Ranch Holdings II, Jacobs Ranch and the Subsidiary, have been legally and validly issued and all legally required contributions have been made under the applicable Organizational Document of each of the Companies.”
          t. Section 3.2(b) of the Purchase Agreement hereby is amended by deleting the phrase “Jacobs Ranch” and replacing it with “Jacobs Ranch Holdings I”.
          u. Section 3.2(e) of the Purchase Agreement hereby is deleted in its entirety and replaced with the following:
     “(e) Jacobs Ranch Holdings I owns 100% of the outstanding membership interests of Jacobs Ranch Holdings II. Except for the direct ownership of membership interests by Jacobs Ranch Holdings I in Jacobs Ranch Holdings II and the indirect ownership of membership interests by Jacobs Ranch Holdings I in Jacobs Ranch and the Subsidiary, Jacobs Ranch Holdings I does not own, and has not owned, any capital stock, membership interests or other equity or debt securities of any other Person, or any other assets. Jacob Ranch Holdings II owns 100% of the outstanding membership interests of Jacobs Ranch. Except for the direct ownership of membership interests of Jacobs Ranch Holdings II in Jacobs Ranch and the indirect ownership of membership interests by Jacobs Ranch Holdings II in the Subsidiary, Jacobs Ranch Holdings II does not own, and has not owned, any capital stock, membership interests or other equity or debt securities of any other Person, or any other assets. Jacobs Ranch owns 100% of the outstanding membership interests of the Subsidiary. Except for the ownership of Jacobs Ranch in the Subsidiary, Jacobs Ranch does not own, directly or indirectly, any capital stock, membership interests or other equity or debt securities of any other Person. The Subsidiary does not own, directly or indirectly, any capital stock, membership interests or other equity or debt securities of any other

Person. Other than its ownership of Jacobs Ranch Holdings II, Jacobs Ranch Holdings I has no operations of any kind. Other than its ownership of Jacobs Ranch, Jacobs Ranch Holdings II has no operations of any kind.”
          v. The phrase “JACOBS RANCH” in the sixth line of Section 4.9 of the Purchase Agreement hereby is deleted and replaced with the phrase ”JACOBS RANCH HOLDINGS I”.
          w. The word “either” hereby is deleted in the second line of Section 1.1(w) of the Purchase Agreement, the first line of Section 1.1(x) of the Purchase Agreement, the last line of Section 1.1(hh) of the Purchase Agreement, the fifteenth line of Section 1.1(iiii) of the Purchase Agreement, the second line of Section 1.1(jjjj) of the Purchase Agreement, the fourth line of Section 2.2(b) of the Purchase Agreement, the eighth line of Section 2.3(a) of the Purchase Agreement, the second line of Section 2.6(j) of the Purchase Agreement, the second line of Section 2.6(l) of the Purchase Agreement, the third line of Section 3.2(c) of the Purchase Agreement, the second line of Section 3.4(a) of the Purchase Agreement, the second line of Section 3.4(c) of the Purchase Agreement, the eleventh line of Section 3.5(c) of the Purchase Agreement, the second and fourth lines of Sections 3.8(b) of the Purchase Agreement, the first line of Section 3.8(c) of the Purchase Agreement, the second line of Section 3.8(d) of the Purchase Agreement, the fourth line of Section 3.10(b) of the Purchase Agreement, the second line of Section 3.10(g) of the Purchase Agreement, the second line of Section 3.10(j) of the Purchase Agreement, the sixth and ninth lines of Section 3.12(a) of the Purchase Agreement, the second, third, fifth and seventh lines of Section 3.14(c) of the Purchase Agreement, the third line of Section 3.14(d) of the Purchase Agreement, the fifth line of Section 3.16(a) of the Purchase Agreement, the eighth line of Section 3.18 of the Purchase Agreement, the second line of Section 5.6(c) of the Purchase Agreement, the third line of Section 5.6(k) of the Purchase Agreement, the first line of Section 5.6(n) of the Purchase Agreement, the second line of Section 5.14(h) of the Purchase Agreement, and the second line of Section 8.2(b) of the Purchase Agreement, and replaced with the word “any”.
          x. The word “neither” hereby is deleted in the seventh line of Section 3.5(c) of the Purchase Agreement, the first line of Section 3.11(a)(i) of the Purchase Agreement, the third line of Section 3.15(a) of the Purchase Agreement, and the first line of Section 3.15(b) of the Purchase Agreement and replaced with the word “none”.
          y. The word “neither” hereby is deleted in the second line of Section 3.16(a) of the Purchase Agreement, and the second line of Section 3.16(b) of the Purchase Agreement, and replaced with the word “no”.
          z. The phrase “, Jacobs Ranch Holdings I, Jacobs Ranch Holdings II,” hereby is inserted after the phrase “Jacobs Ranch” in the first line of Section 1.1(w) of the Purchase Agreement, the fourth, sixth, seventh, ninth and tenth lines of Section 1.1(jjjj) of the Purchase Agreement, the first line of Section 3.6(b)(ii) of the Purchase Agreement, the second, seventh, eleventh and sixteenth lines of Section 3.7(b) of the Purchase Agreement, the tenth line of Section 3.12(a) of the Purchase Agreement, the first line of Section 3.14(b) of the Purchase Agreement, the first and third lines of Section 3.14(j) of the Purchase Agreement, the first and second lines of Section 3.14(k) of the Purchase Agreement, the third, fifth and ninth lines of Section 3.20 of the Purchase Agreement, the second line of Section 5.6(j) of the Purchase Agreement, the third line in Section 5.6(m) of the Purchase Agreement, and the second, fourth, fifth and twelfth lines of Section 5.16(b) of the Purchase Agreement.
          aa. The phrase “Jacobs Ranch Holdings I, Jacobs Ranch, or” hereby is inserted before the phrase “the Subsidiary” in the second line of Section 5.6(k) of the Purchase Agreement, and the sixth line of Section 5.10(d) of the Purchase Agreement.
          bb. The phrase “and Coal Leases” hereby is deleted from the heading in the first line of Section 5.1(b)(i) of the Purchase Agreement, and from the third and seventh lines of Section 5.1(b)(i) of the Purchase Agreement.
          cc. The phrase “or Coal Leases” hereby is deleted from the fourth line of Section 5.1(b)(i) of the Purchase Agreement.
          dd. The phrase “Arch Coal Supply Agreement” hereby is deleted from the fourth line of Section 2.6(j), the first line of Section 2.7(a)(v), the tenth line of Section 5.1(b)(ii) and replaced with the phrase “Arch Coal Supply Agreements”.
          ee. Section 5.3 of the Purchase Agreement hereby is amended (i) by replacing the phrase “shall be effective as of the Closing Date” in the first sentence thereof with the phrase “shall be posted on or before the Closing Date and shall be effective as of the Closing Date” and (ii) by replacing the phrase “, and shall obtain the release of all of the Existing Surety Bonds in connection therewith” in the first sentence thereof with the phrase “, and shall use Commercially Reasonable Efforts to obtain the release of all of the Existing Surety Bonds in connection therewith as soon as possible after the Closing Date.”
          ff. Section 5.4 of the Purchase Agreement hereby is amended (i) by inserting the phrase “, including any Existing Guaranty related to Coal Sales Contracts covered by the Arch Coal Supply Agreements,” after the phrase “Closing Date” in the fifth line, the eleventh line and the eighteenth line thereof, and (ii) by inserting the phrase “in respect of Buyer or its Affiliates (including, if Closing occurs, one or more of the Companies)” after the phrase “Liabilities” in the twelfth line thereof.
          gg. The last sentence of Section 5.16(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
     “Seller shall use Commercially Reasonable Efforts to collect, and assist Buyer in the collection of, all such accounts receivable as the same become due, and shall remit to Buyer as promptly as possible any and all amounts received from any third parties with respect to such accounts receivable in accordance with Section 3 of the Arch Coal Supply Agreement, attached hereto as Exhibit A-1, and in accordance with Section 2 of the Arch Coal Supply Agreement, attached hereto as Exhibit A-2, in each case, without any right of set off by Seller.”

          hh. Section 8.1 of the Purchase Agreement hereby is amended by deleting “and” at the end of clause (c), by replacing the period at the end of clause (d) with “; and” and by adding the following new clause (e):
     “(e) any Liability arising from Seller’s internal reorganization of the ownership of Jacobs Ranch through (i) the formation of Jacobs Ranch Holdings II, (ii) the formation of Jacobs Ranch Holdings I and (iii) the transfer of all of the membership interests of Jacobs Ranch from Seller to Jacobs Ranch Holdings II.”
          ii. Section 9.3 of the Purchase Agreement hereby is amended by deleting “or” at the end of clause (A)(i) and replacing it with “,”, by adding by “or” after the comma at the end of clause (A)(ii), and by adding the following new clause (iii):
     “(iii) in case of an assignment and/or delegation in whole or in part to the immediate corporate parent of such Party,”
          jj. All new definitions to the Purchase Agreement included in this Second Amendment hereby are inserted in alphabetical order into Section 1.1 of the Purchase Agreement, the section numbers in Section 1.1 are renumbered accordingly, and, as appropriate, references to such section numbers in the Purchase Agreement are revised accordingly.
          kk. The Arch Coal Supply Agreement attached to the Purchase Agreement as Exhibit A hereby is deleted in its entirety and replaced with (i) the agreement attached to this Second Amendment as Exhibit A-1; and (ii) the agreement attached to this Second Amendment as Exhibit A-2.
          ll. Exhibit D to the Purchase Agreement hereby is amended by (i) deleting the reference to “BLM, Federal Coal Leases (see Section 3.5(a)) – 43 C.F.R. Part 3453.” under the heading of “Federal Coal Leases” and replacing it with “None.”; (ii) deleting the reference to “Federal Communications Commission, Transmitters Licenses (see Section 3.6) – 47 U.S.C. § 310(d); 47 C.F.R. § 1.948” and replacing it with “Federal Communications Commission, Radio Station Authorizations (see Section 3.6) – 47 U.S.C. §310(d); 47 C.F.R. § 1.948”; and (iii) by deleting the references to (A) “Mine Safety & Health Administration, Legal Identity 48-00997-MSHA Form 2000-7, available at http://www.msha.gov/forms/elawsforms/2000-7.htm”; (B) “Wyoming DEQ, Land Quality Division Permit to Mine, Permit 271 – See Wyo. Stat. Ann. § 35-11-401 et seq.; Wyo. Dept. Envtl. Quality, Land Quality R. & Regs., Ch. 1, 2, 12 & 13; Wyo. Dept. Envtl. Quality, Land Quality, Coal Standard Operating Procedure Nos. 1.8 & 1.9”; and (C) “Wyoming DEQ, Land Quality Division License to Mine, License numbers 271-T1-L1, 271-L2, and 271-L3 — See Wyo. Stat. Ann. § 35-11-401 et seq.; Wyo. Dept. Envtl. Quality, Land Quality R. & Regs., Ch. 1, 2, 12 & 13; Wyo. Dept. Envtl. Quality, Land Quality, Coal Standard Operating Procedure Nos. 1.8 & 1.9” under the heading of “Environmental Permits”.

          mm. Exhibit E to the Purchase Agreement hereby is amended by (i) deleting “US$10,863,892” as the Reference Net Working Capital and replacing it with “US$10,442,154”; (ii) deleting the Sample Calculation appended to Exhibit E as Appendix 1 and replacing it with the Sample Calculation attached to this Second Amendment as Appendix 1, and (iii) adding a new clause (xi) to Section 9(a):
     “(xi) Any accruals for freight under the Confidential Rail Transportation Agreement BNSF-C-12373 between the Burlington Northern and Santa Fe Railway Company and Kennecott Coal Sales Company.”
     2. Miscellaneous.
          a. Words, terms and phrases that begin with initial capital letters used, but not specifically defined in, this Second Amendment shall have the same meaning ascribed to such words, terms or phrases in the Purchase Agreement.
          b. Except as otherwise specifically provided in this Second Amendment, the terms and conditions of the Purchase Agreement shall remain in full force and effect.
          c. This Second Amendment shall be governed by and construed in accordance with the Laws of the State of Colorado, excluding conflicts of law principles thereof that would require or permit the application of the Laws of a different jurisdiction.
          d. This Second Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile or other electronic transmission) to the other Parties as required hereunder.
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          IN WITNESS WHEREOF, THE Parties have caused this Second Amendment to be executed as of the date first above written.

SELLER:

Rio Tinto Sage LLC, a Delaware limited liability company

By: Name:	/s/ J.P. Bersen J.P. Bersen
Title:	Authorized Agent

BUYER:

Arch Coal, Inc., a Delaware corporation

By: Name:	/s/ David Peugh David Peugh
Title:	V.P. Business Development